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                                                                 EXHIBIT 99.3(B)

                           LIMITED SELLING AGREEMENT


     This Limited Selling Agreement is made effective as of May 16, 2001 by and among SAL Financial Services, Inc., a Maryland corporation (the "Underwriter"), with administrative offices in Birmingham, Alabama, and Waddell & Reed, Inc., a Delaware corporation, which is registered as a Broker-Dealer (the "Broker") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. (the "NASD").


                                   WITNESSETH

     WHEREAS, United Investors Life Insurance Company, a Missouri corporation (the "Company") maintains the following segregated accounts for variable annuity and variable life insurance policies issued by the Company (the "Variable Contracts"): (i) United Investors Life Variable Account, (ii) United Investors Advantage Gold Variable Account, (iii) United Investors Annuity Variable Account and (iv) United Investors Universal Life Account (collectively referred to hereinafter as the "Variable Accounts"); and

     WHEREAS, Broker served as the principal underwriter of the Variable Contracts pursuant to a Principal Underwriting Agreement between the Broker and the Company, as amended (the "PUA"), until May 1, 2001, when the Underwriter became the principal underwriter for Variable Contracts issued on or after May 1, 2001; and

     WHEREAS, the Broker will remain the broker of record for Variable Contracts it sold prior to May 1, 2001, and is owed and will continue to be owed compensation from the Company relating to its sales of Variable Contracts; and

     WHEREAS, the Underwriter has expressed its position that additional investments into Variable Contracts sold by the Broker prior to May 1, 2001, may be considered new sales of variable contracts for purposes of NASD Rule 2820 (e) and require that a selling agreement be in place between the Underwriter and the Broker; and

     WHEREAS, the Broker disputes the Underwriter's interpretation of NASD Rule 2820 (e) and has taken the position that no selling agreement is required in order for the Company to pay to the Broker the compensation owed pursuant to the PUA; and

     WHEREAS, in the interests of resolving their dispute, the parties hereto wish to enter into this agreement for the limited purpose of permitting the Underwriter to pay to the Broker compensation due to the Broker from the Company for the sale by the Broker of Variable Contracts that are considered by the Underwriter to have occurred on or after May 1, 2001.

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     NOW, THEREFORE, in consideration of the foregoing and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby mutually agree as follows:

     1.   Limited Authorization.
          ---------------------

          Broker is hereby authorized by the Underwriter to continue to act as the selling agent only for the limited purpose of servicing the Variable Contracts and their owners, and to receive compensation owed by the Company pursuant to the PUA. Broker is not authorized and shall not, after May 1, 2001, sell any new Variable Contracts relating to the Variable Accounts, except to the extent additional investments in Variable Contracts sold by Broker prior to May 1, 2001 are considered to constitute new sales.

          1.1  Limitation of Authority.

          Broker has no authority to:

               (a) sell Variable Contracts on behalf of Company, except as provided herein, in the absence of one or more additional agreements permitting such sale, or waive any of Company's rights or requirements;

               (b) endorse, cash or deposit any checks or drafts payable to Company,

               (c) open any bank account or trust account on behalf of, for the benefit of, or containing the name of, Company;

               (d) advertise or publish any matter or thing, including use of the names or logos of Company or the Underwriter or those of their subsidiaries or affiliates, concerning Company or its Variable Contracts without prior written permission of Company and the Underwriter;

               (e) do or perform any acts or things on behalf of the Company or the Underwriter other than expressly authorized herein.

          This Agreement shall not create an employer-employee relationship. The relationship of Broker to Underwriter shall be that of independent contractor.

          1.2  Representation and Service.

          Broker agrees:

               (a) that Broker will supervise the securities activities of its registered representatives ("Representatives") with respect to the limited authorization contained in Section 1 and agrees to establish such rules and procedures as are necessary to insure compliance with the terms and conditions of this Agreement

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          and with applicable federal and state securities laws and to accept such supervision;

               (b) to comply with the rules and regulations of the Securities and Exchange Commission ("SEC"), the NASD, and all applicable federal and state laws relating to the Variable Contracts;

               (c) no representations concerning the Variable Contracts will be made except those contained in the appropriate current prospectuses and in information supplemental to the prospectuses, which may be supplied by Underwriter and designated for use with the public. In this regard, Broker further agrees to refrain from using advertising or sales literature concerning the Variable Contracts unless and until it has been approved by Underwriter;

               (d) to continue to be fully informed as to the provisions and benefits of each Variable Contract issued referenced in Section 1; and to provide all usual and customary service to policyholders.

          1.3  Administrative Guidelines; Governmental Authorities

          Broker agrees to promptly notify Underwriter or Company in writing of all contacts and/or correspondence received from insurance regulatory or other governmental authorities, and to cooperate fully with Underwriter or Company in making responses to those authorities.

          1.4  Return of Premiums.

          Broker acknowledges that, subject to the terms of the Variable Contract, Company has the right in its sole discretion to reject any Premiums received by it and to return or refund any Premiums.

          1.5  Licensing and Registration of Broker and Representative.

               (a) Broker represents and warrants that it is a Broker registered with the SEC under the 1934 Act, and is a member of the NASD in good standing. Broker must, at all times when performing its functions and fulfilling it obligations under this Agreement, be duly registered as a Broker under the 1934 Act and as required by applicable law, in each state or other jurisdiction in which Broker intends to perform its functions and fulfill its obligations hereunder.

               (b) Broker represents that no individual shall perform any of the services as authorized in Section 1 unless such individual is an associated person of Broker (as that term is defined in Section 3(a)(18) of the 1934 Act) and duly registered with the NASD and any applicable state securities regulatory authority as a registered person of Broker qualified to distribute the Variable Contracts in such state or jurisdiction. Broker shall be solely responsible for the background

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          investigations of the Representatives to determine their
          qualifications and will provide Underwriter upon request with copies of such investigations.

          1.6  Compliance.

          Broker hereby represents and warrants that Broker and Representatives are materially in compliance with all applicable federal and state securities laws and regulations, and all applicable insurance laws and regulations. Broker and Representative each shall carry out their respective obligations under this Agreement in continued compliance with such laws and regulations.

     2.   Compensation.
          ------------

          All compensation payable hereunder to Broker with respect to the Variable Contracts shall be paid by Company to Broker through Underwriter and nothing contained herein shall create any right, title or interest in Underwriter to such compensation. Underwriter agrees to collect from the Company all compensation due to the Broker relating to sales of Variable Contracts that are considered by the Underwriter to have occurred on or after May 1, 2001, and to pay such compensation to the Broker biweekly by wire transfer in accordance with instructions received from the Broker.

     3.   Reports.
          -------

          Broker represents that it maintains and shall maintain such books and records concerning the activities of its Representatives as may be required by the SEC, the NASD and any appropriate insurance regulatory agencies that have jurisdiction.

     4.   Notices.
          -------

          Any written notice given under any provision of this Agreement shall be complete upon deposit, postage paid, in the U.S. Mail.

               If to Broker:

               Waddell & Reed, Inc.
               6300 Lamar Avenue
               Overland Park, Kansas 66202
               Attention:   Legal Department

               If to Underwriter:

               SAL Financial Services, Inc.
               800 Shades Creek Parkway, Suite 580
               Birmingham, Alabama 35209
               Attention:  Christopher L. Frankel
                           James S. Holbrook, Jr.

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               With copy to:

               William K. Holbrook, Esq.
               Haskell Slaughter Young & Rediker, L.L.C.
               1200 AmSouth/Harbert Building
               1901 Sixth Avenue North
               Birmingham, Alabama 35203

     5.   Miscellaneous.
          -------------

          5.1  Entire Agreement.

          This Agreement is the entire Agreement between the parties for all dealings after its effective date.

          5.2  No Third Party Beneficiary.

          This Agreement shall in no way be construed or interpreted to create any third party beneficiaries. Nothing in this Agreement grants or confers upon any non-party any rights, privileges or benefits whatsoever. Nothing in this Agreement imposes any liabilities or obligations whatsoever upon any party with respect to any non-party.

          5.3  No Admission.

          Nothing contained herein shall be deemed or construed as an admission by the Broker that a selling agreement is necessary for the Broker to be paid the compensation owed by the Company pursuant to the PUA and the Broker expressly denies that such a selling agreement is required by any law, statute, rule or regulation.

          5.4  No Implied Duty, Representation, Warranty or Cause of
     Action.

          Except for the duties, representations and warranties expressly set forth herein, neither party shall deemed to have assumed any implied obligation or liability and nothing contained herein shall confer upon the Underwriter or the Broker any implied private cause of action or recourse against the other party for any violation or alleged violation of any SEC, NASD, federal or state securities laws, statutes, rules or regulations.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the day and year first above written.

                                       SAL FINANCIAL SERVICES, INC.

                                       By: /s/ Christopher Frankel
                                           -------------------------------

                                       Title:  President & CEO
                                              ----------------------------

                                       WADDELL & REED, INC.

                                       By: /s/ Robert L. Hechler
                                           -------------------------------

                                       Title:  President & CEO
                                              ----------------------------

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